Exhibit 99.1

[Boyd Gaming Corporation Logo]

February 23, 2009

Board of Directors

Station Casinos, Inc.

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Attention: Frank J. Fertitta III, Chairman, President and Chief Executive Officer

Dear Frank:

Boyd Gaming Corporation (“we” or “Boyd”) is pleased to submit this non-binding preliminary indication of interest (a “Proposal”) with respect to Station Casinos, Inc. (“Station” or the “Company”).

Transaction

Boyd is interested in exploring an acquisition of 100% of the OpCo Assets. In addition, should the Company determine to pursue sale transactions with respect to the PropCo Assets, we would consider an acquisition that includes those assets as well. The terms “OpCo Assets” and “PropCo Assets” are defined below under the heading “General.”

Rationale

We believe that Boyd is uniquely qualified to operate the assets of Station. We are dedicated to operating first class casino entertainment facilities and have demonstrated this commitment within the Las Vegas market for over thirty years.

Key Assumptions and Value Drivers

This letter is based on publicly available information. We have made numerous assumptions concerning the OpCo Assets, the PropCo Assets and the Land Loan (defined below under the heading “General”). These assumptions include continued operation of the business in the ordinary course.

There are certain key drivers and assumptions that may change our views, either positively or negatively, which we plan to further investigate during a formal due diligence process.

Valuation

Based on available public information, we estimate that the enterprise value of the OpCo Assets is approximately $950 million. Subject to the completion of a due diligence review to Boyd’s satisfaction, including confirmation of the estimated enterprise value of the OpCo Assets, Boyd would be prepared to offer this amount in cash to existing stakeholders to acquire the OpCo

Boyd Gaming Corporation | 3883 Howard Hughes Parkway, Ninth Floor • Las Vegas, NV 89169 • 702.792.7200 • www.boydgaming.com

Assets following, or as part of, the reorganization of Station. We believe this value would present a superior recovery to the unsecured creditors of Station versus the current Exchange Offer as outlined in the Company’s Form 8-K filed on February 4, 2009. We would be interested in pursing a transaction to acquire the Station assets as either a “stalking horse bidder” pursuant to Section 363 of the Bankruptcy Code or, as a co-sponsor or plan proponent (with Station or other applicable debtor) in a consensual plan of reorganization or, in the alternative, as a competing plan proponent, in each case pursuant to Chapter 11 of the Bankruptcy Code.

Financing

As of December 31, 2008, Boyd had approximately $2 billion in available liquidity under its Revolving Credit Facility. We have sufficient liquidity to finance a cash transaction consistent with the terms outlined in this Proposal.

Conditions and Approvals

Boyd considers the publicly available information to be very limited, and completion of detailed due diligence may lead us to substantially modify this Proposal or to decide not to make a binding offer.

Boyd envisions that any binding offer would be subject to the satisfaction or waiver of customary conditions, including, the completion of a due diligence review to Boyd’s satisfaction; the negotiation and execution of definitive agreements containing terms and conditions satisfactory to Boyd; obtaining all required governmental, regulatory and third-party approvals or consents; and confirmation of the Plan of Reorganization by the Bankruptcy Court pursuant to the provisions of the Bankruptcy Code, or approval of a purchase of the OpCo Assets pursuant to an order of the Bankruptcy Court, among other conditions.

Due Diligence

In order to be in a position to deliver a binding offer, we will need to meet with Station’s key managers and visit Station’s casino properties. In addition, we and our advisors will need to complete customary commercial, operating, equipment condition, financial, tax, business integration, environmental and legal due diligence. We are confident that we will be able to complete our due diligence expeditiously once detailed due diligence information is made available to us. In doing so, we will seek to minimize any disruption to the business of the Company.

Timing

The submission of this Proposal has been approved by Boyd’s Board of Directors, and the Proposal has the full attention of Boyd management. We are prepared to commit the necessary resources to complete a transaction as quickly as possible. Boyd’s financial and legal advisors are prepared to immediately commence the due diligence process and proceed expeditiously. Following execution of a definitive purchase agreement, we anticipate consummating a transaction promptly following receipt of all required consents and approvals, including those approvals required by the Bankruptcy Court and the Nevada Gaming Commission, Nevada Gaming Control Board and other regulatory bodies.

Financial Advisor

Boyd has retained UBS Securities LLC as its financial advisor in connection with its evaluation of Station. Responses to or questions regarding this non-binding Proposal should be directed to:

James Stewart Managing Director UBS Securities LLC Phone: 310.556.6720	Soren Reynertson Managing Director UBS Securities LLC Phone: 212.821.3467

General

For purposes of this Proposal, “OpCo Assets” means all of Station’s assets other than (i) the assets that secure the CMBS mortgage loan and related mezzanine financings, due November 12, 2009 (the “PropCo Assets”), and (ii) the assets that secure Station’s $250 million delay-draw term loan due February 7, 2011 (the “Land Loan”).

This Proposal is a non-binding indication of interest only, and does not constitute a binding or enforceable agreement to consummate, or to negotiate, submit a binding offer or otherwise proceed with, any transaction. We will be legally bound only when and if we execute a definitive agreement in form and substance satisfactory to Boyd and subject to the conditions contained therein. This letter does not create a binding legal obligation on Boyd to make a binding offer, enter into a definitive agreement, complete any transaction or in relation to any other matter. Among other things, any legal obligation binding on Boyd will be subject to approval of our Board of Directors and execution of a definitive agreement satisfactory to us in our sole discretion.

We are enthusiastic about the opportunities presented by our Proposal and we look forward to hearing from you at your earliest convenience.

Yours sincerely,

Boyd Gaming Corporation

/s/ Keith E. Smith	/s/ William S. Boyd
Keith E. Smith	William S. Boyd
President and Chief Executive Officer	Executive Chairman of the Board of Directors